As filed with the Securities and Exchange Commission on April 22, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

The Securities Act of 1933

C-COR Incorporated

(Exact name of registrant as specified in its charter)

Pennsylvania	24-0811591
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 Decibel Road State College, Pennsylvania	16801
(Address of Principal Executive Offices)	(Zip Code)

C-COR Incorporated Amended and Restated Incentive Plan

(Full title of the plan)

David A. Woodle, Chairman, President and CEO

C-COR Incorporated

60 Decibel Road

State College, Pennsylvania 16801

(Name and address of agent for service)

(814) 238-2461

(Telephone number, including area code, of agent for service)

with a copy to:

Robert C. Gerlach, Esquire

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, Pennsylvania 19103

(215) 665-8500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $.05 per share	1,650,000 shares	$6.29	(2)	$10,378,500	(2)	$1,222

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock issuable in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee. In accordance with Rules 457(c) and 457(h), the price shown is based upon the average of the high and low price of the Common Stock on April 18, 2005, as reported on the Nasdaq National Market System.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be given or sent to all persons who participate in the C-COR Incorporated Incentive Plan (the “Plan”).

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) by C-COR Incorporated (the “Company”) (File No. 0-10726) are incorporated herein by reference: (1) the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2004; (2) the Company’s Report on Form 10-Q for the periods ended September 24, 2004 and December 31, 2004; (3) the Company’s Reports on Form 8-K filed on July 1, 2004, July 21, 2004, August 30, 2004, September 8, 2004, October 22, 2004 (Item 1.01), October 27, 2004, November 17, 2004, January 6, 2005, January 25, 2005 (Item 5.02) and March 18, 2005 (4) the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 27, 1982 (as amended by Form 8-A/A filed with the Commission on July 3, 1990); and (5) the description of the Company’s Series A Junior Participating Preferred Stock Purchase Rights contained in the Company’s Registration Statement on Form 8-A filed with the Commission on August 30, 1999.

Each document filed by the Company after the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988 permits, and in some cases requires, the indemnification of officers, directors and employees of the Company. Article VII, Section 7-1 of the Company’s bylaws provides that the Company shall indemnify any director or officer of the Company against expenses (including legal fees), judgments, fines and amounts paid in settlement, actual and reasonably incurred by him, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against him, including actions or suits by or in the right of the Company, by reason of the fact that he is or was a director or officer of the Company, its parent or any of its subsidiaries, or acted as a director or officer or in any other capacity on behalf of the Company, its parent or any of its subsidiaries or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Board of Directors by resolution may similarly indemnify any person other than a director or officer of the Company to the fullest extent now or hereafter permitted by law for liabilities incurred by him in connection with services rendered by him for or at the request of the Company, its parent or any of its subsidiaries.

We maintain directors’ and officers’ liability insurance that provides for indemnification of our directors and officers against damages arising out of certain kinds of claims that may be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	C-COR Incorporated Amended and Restated Incentive Plan

4.2	Specimen copy of Common Stock certificate (Incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-116204) filed on June 4, 2004)

5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP, as to the legality of the securities to be offered

15	KPMG LLP letter re: unaudited interim financial information

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5)

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of State College, State of Pennsylvania, on April 22, 2005.

C-COR Incorporated

By:	/s/ David A. Woodle
David A. Woodle Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DAVID A. WOODLE	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2005
David A. Woodle

/s/ DR. JAMES E. CARNES	Director	April 22, 2005
Dr. James E. Carnes

/s/ MICHAEL J. FARRELL	Director	April 22, 2005
Michael J. Farrell

/s/ STEVEN B. FINK	Director	April 22, 2005
Steven B. Fink

/s/ I.N. RENDALL HARPER, JR.	Director	April 22, 2005
I.N. Rendall Harper, Jr

/s/ ANTHONY A. IBARGÜEN	Director	April 22, 2005
Anthony A. Ibargüen

/s/ JOHN J. OMLOR	Director	April 22, 2005
John J. Omlor

/s/ RODNEY M. ROYSE	Director	April 22, 2005
Rodney M. Royse

/s/ LANCE T. SHANER	Director	April 22, 2005
Lance T. Shaner

/s/ DR. JAMES J. TIETJEN	Director	April 22, 2005
Dr. James J. Tietjen

Signature	Title	Date
/s/ WILLIAM T. HANELLY	Chief Financial Officer, Treasurer and Secretary	April 22, 2005
William T. Hanelly

/s/ JOSEPH E. ZAVACKY	Controller and Assistant Secretary (Principal Accounting Officer)	April 22, 2005
Joseph E. Zavacky

EXHIBIT INDEX

Number	Exhibit
4.1	C-COR Incorporated Amended and Restated Incentive Plan

4.2	Specimen copy of Common Stock certificate (incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-116204) filed on June 4, 2004)

5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP, as to the legality of the securities to be offered

15	KPMG LLP letter re: unaudited interim financial information

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5)